UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 4, 2009

AMYLIN PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19700	33-0266089
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9360 Towne Centre Drive

San Diego, California 92121

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (858) 552-2200

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 4, 2009, Amylin Pharmaceuticals, Inc. and Eli Lilly and Company entered into a cost allocation agreement, or the Cost Allocation Agreement, which amends the exenatide development and commercialization cost-sharing provisions contained in the companies’ Collaboration Agreement, dated September 19, 2002, as amended, and Exenatide Once Weekly Supply Agreement, dated October 16, 2008, or the Agreements.

Under the terms of the Cost Allocation Agreement, the following changes will be applied with respect to the cost-sharing provisions of the Agreements retroactively as of January 1, 2009:

•                  Lilly will be responsible for 53% of shared exenatide global development and commercialization expenses that generate utility both in the United States and outside the United States, including global manufacturing development expenses.  Amylin will be responsible for 47% of these expenses;

•                  Lilly will assume 100% of all exenatide development and commercialization expenses that generate utility predominantly outside the United States.  Under the previous cost-sharing arrangement, Amylin was responsible for 20% of some of these expenses; and

•                  The royalty structure for exenatide revenues generated outside the United States has been modified to reflect Lilly’s revised expense burden, with a reduction in Lilly’s royalty payments to Amylin.

The companies will continue to equally share all exenatide development and commercialization expenses that generate utility predominately in the United States.  Amylin and Lilly are parties to a number of other agreements that have been entered into in connection with their development and commercialization of exenatide.

The above description of the Cost Allocation Agreement is a summary and is qualified in its entirety by the terms of the agreement which will be filed on Amylin’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

Item 2.05.  Costs Associated with Exit or Disposal Activities.

On May 4, 2009, Amylin announced a new approach to sales within the diabetes market.  Amylin’s existing primary care and specialty sales forces will merge into a single organization which will reduce the total number of Amylin sales representatives by approximately 35%, or 200 employees, resulting in an annualized benefit of approximately $45 million to GAAP operating results in 2010 and a partial year benefit of approximately $20 million in 2009.  A copy of Amylin’s press release announcing the sales force restructuring is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Amylin expects to incur charges under the corporate restructuring during the second quarter, including an estimated restructuring charge of $13 to $15 million, of which approximately $11 to $13 million will result in future cash expenditures, consisting primarily of one-time severance and other employee-related costs.

Item 8.01 Other Events.

The information included in Item 2.05 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

	Number	Description

	99.1	Press release issued by Amylin on May 4, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYLIN PHARMACEUTICALS, INC.

Dated: May 4, 2009	By:	/s/ LLOYD A. ROWLAND
Lloyd A. Rowland
Vice President, Governance and Compliance, and Corporate Secretary

EXHIBIT INDEX

Number	Description

99.1	Press release issued by Amylin on May 4, 2009.